Exhibit 4.13

AMENDMENT NO. 8
TO THE
RAI 401K SAVINGS PLAN

THIS AMENDMENT NO. 8 to the RAI 401k Savings Plan (the “Plan”), restated as of January 20, 2015, is made and entered into this 18th day of July, 2017.  The provisions of this Amendment shall be effective as of July 19, 2017, unless otherwise set forth below.

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and its subsidiaries and affiliates designated as participating companies; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”), by actions taken on May 16, 2017, authorized amendments to the Plan to (i) allow Participants to automatically rebalance the investment of their Accounts among the Investment Funds and (ii) remove any reference to Schwab Personal Choice Retirement Accounts to reflect the fact that participants no longer hold any assets in those accounts; and

WHEREAS, such actions of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;

NOW, THEREFORE, the Plan hereby is amended as follows:

1.

Section 4.05(b) of the Plan is hereby amended in its entirety to read as follows:

“(b)               Reallocation of Investments.  A Participant, or the Beneficiary of a Participant following the Participant’s death, may elect on any day to reallocate the investment of his Accounts to any one or combination of the Investment Funds in multiples of 1% or, unless all or any portion of his Accounts are invested in the Brokerage Account Investment Fund alternative, may elect to automatically rebalance the investment of his Accounts to any combination of the Investment Funds by giving notice to the Committee in such manner as the Committee may prescribe.  The amounts reallocated will be based upon values as of the Valuation Date applicable to the processing of the request.”

2.

Effective as of January 1, 2017, Section 8.03(g) of the Plan is hereby deleted in its entirety.

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment NO. 8 on the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ Constantine E. Tsipis
Constantine E. Tsipis
Secretary